UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2023

HOOKIPA PHARMA INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38869	81-5395687
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Fifth Avenue, 72nd Floor, Suite 7240
New York, New York	10118
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: +43 1 890 63 60

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common stock, $0.0001	HOOK	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On May 31, 2023, HOOKIPA Pharma Inc., a Delaware corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with SVB Securities LLC and RBC Capital Markets, LLC, as representatives of the underwriters listed on Schedule A thereto (collectively, the “Underwriters”), related to the public offering (the “Offering”) of (i) 22,900,768 shares (the “Common Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a price to the public of $1.31 per share and (ii) 15,268 shares of the Company’s Series A-2 convertible preferred stock (the “Preferred Shares” and together with the Common Shares, the “Shares”), par value $0.0001 per share (the “Series A-2 Preferred Stock”), at a price to the public of $1,310.00 per share. The Offering was made pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-266104), including a base prospectus that was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on July 21, 2022, as supplemented by a prospectus supplement dated May 31, 2023 that was filed with the SEC on June 1, 2023 (the “Prospectus Supplement”).

The Offering is expected to close on June 5, 2023. The Company expects to receive net proceeds from the Offering, after deducting the underwriting discounts and commissions and other estimated net offering expenses payable by the Company, of $46.3 million.

The Company made customary representations, warranties and covenants concerning the Company and the registration statement in the Underwriting Agreement and also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. In addition, subject to certain exceptions, the Company has agreed not to offer, sell, transfer or otherwise dispose of any shares of Common Stock during the 60-day period following the date of the Prospectus Supplement and its officers and directors have agreed not to offer, sell, transfer or otherwise dispose of any shares of Common Stock during the 90-day period following the date of the Prospectus Supplement.

The foregoing is only a brief description of certain terms of the Underwriting Agreement and the transactions contemplated thereby, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the Underwriting Agreement that is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated by reference herein. The legal opinion of Goodwin Procter LLP relating to the legality of the issuance and sale of the Shares is filed as Exhibit 5.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 1, 2023, the Company filed a Certificate of Designation of Series A-2 Convertible Preferred Stock with the Delaware Secretary of State (the “Certificate of Designation”) that has the effect of designating 15,268 shares of preferred stock as Series A-2 Preferred Stock.

Each share of Series A-2 Preferred Stock is convertible into 1,000 shares of the Company’s Common Stock at any time at the option of the holder, provided that the holder will be prohibited, subject to certain exceptions, from converting Series A-2 Preferred Stock into shares of the Company’s Common Stock if, as a result of such conversion, the holder, together with its affiliates, would own more than 9.99% of the total number of shares of the Company’s Common Stock then issued and outstanding, which percentage may be changed at the holder’s election to any other number less than or equal to 19.99% upon 61 days’ notice to the Company. In the event of a liquidation, dissolution or winding up of the Company, holders of Series A-2 Preferred Stock will receive a payment equal to $0.001 per share of Series A-2 Preferred Stock pari passu with any distribution to the holders of the Common Stock, the Series A convertible preferred stock and the Series A-1 convertible preferred stock. In the event of a merger, consolidation, exchange offer or similar other transaction, the holders of the Series A-2 Preferred Stock, will receive the same consideration as the holders of the Company’s Common Stock, upon conversion of the Series A-2 Preferred Stock. Shares of Series A-2 Preferred Stock will generally have no voting rights, except as required by law. The consent of the holders of a majority of the outstanding shares of Series A-2 Preferred Stock will be required to amend the terms of the Series A-2 Preferred Stock.

The foregoing description of the Certificate of Designation is qualified in its entirety by reference to the Certificate of Designation, which is filed hereto and incorporated herein by reference as Exhibit 3.1.

Item 8.01	Other Events.

On May 31, 2023, the Company issued a press release announcing the pricing of the Offering.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated May 31, 2023, by and among HOOKIPA Pharma Inc., SVB Securities LLC and RBC Capital Markets, LLC, as representatives of the several underwriters named therein.
3.1	Certificate of Designation of Preferences, Rights and Limitations of the Series A-2 Preferred Stock of the Company.
5.1	Opinion of Goodwin Procter LLP.
23.1	Consent of Goodwin Procter LLP (included in its opinion filed as Exhibit 5.1).
99.1	Press release issued by HOOKIPA Pharma Inc. on May 31, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOOKIPA Pharma Inc.

Date: June 1, 2023	By:	/s/ Jörn Aldag
Jörn Aldag
Chief Executive Officer
(Principal Executive Officer)

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